Exhibit 5.2

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

August 26, 2025

Kindly MD, Inc.
5097 South 900 East, Suite 100
Salt Lake City, UT 84117

Ladies and Gentlemen:

We have acted as counsel to Kindly MD, Inc., a Utah corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed offering of an unlimited amount of one or more series of Securities (as defined below) of the Company, all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the base prospectus (the “Base Prospectus”) and as may be set forth in one or more supplements to the Base Prospectus (each, a “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), of the following securities of the Company (collectively, the “Securities”):

●	debt securities (the “Debt Securities”) which may be issued in one or more series under an indenture (the “Indenture”) to be entered into between the Company and a trustee to be named therein (the “Trustee”);

●	warrants to purchase Debt Securities, common stock, preferred stock, or units (the “Warrants”), which may be issued under one or more warrant agreements (each, a “Warrant Agreement”) to be entered into between the Company and a warrant agent to be named therein (the “Warrant Agent”);

●	rights to purchase Debt Securities, common stock, preferred stock, or units (the “Rights”), which may be issued under one or more rights agent agreements (each, a “Rights Agreement”) to be entered into between the Company and a rights agent to be named therein (the “Rights Agent”);

●	purchase contracts (the “Purchase Contracts”) which may be issued under one or more purchase contract agreements (each, a “Purchase Contract Agreement”) to be entered into between the Company and a purchase contract agent to be named therein (the “Purchase Contract Agent”); and

•	units consisting of one or more of the foregoing securities (the “Units”), which may be issued under one or more unit agreements (each, a “Unit Agreement”) to be entered into between the Company and a unit agent to be named therein (the “Unit Agent”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of the Registration Statement and the Base Prospectus; the form of Indenture filed as an exhibit to the Registration Statement; the Company’s Second Amended and Restated Articles of Incorporation and Second Amended and Restated Bylaws, each as currently in effect; and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company, and have made such other investigations as we have deemed necessary as a basis for the opinions set forth below.

In rendering the opinion set forth below, we have assumed:

a.	the genuineness of all signatures;

b.	the legal capacity of natural persons;

c.	the authenticity of all documents submitted to us as originals;

d.	the conformity to original documents of all documents submitted to us as duplicates or conformed copies;

e.	as to matters of fact, the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company;

f.	that the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and applicable Utah corporate law;

g.	at the time of offer, issuance and sale of any Securities, the Registration Statement shall have become effective under the Securities Act, and no stop order suspending its effectiveness will have been issued and remain in effect;

h.	that any Debt Securities will be issued pursuant to an indenture for Debt Securities substantially in the form of such indenture filed as Exhibit 4.1 to the Registration Statement, with items shown in such exhibit as subject to completion completed in a satisfactory manner;

i.	the indenture under which any Debt Securities are issued will be qualified under the Trust Indenture Act of 1939, as amended;

j.	if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement;

k.	that the Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus; and

l.	the Company will remain a Utah corporation.

We have not independently established the validity of the foregoing assumptions.

This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of New York as currently in effect (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	When, as and if (a) any Debt Securities have been duly authorized and duly established in accordance with the Indenture and applicable law, (b) appropriate corporate or organizational action has been taken to authorize the form, terms, execution and delivery of such Debt Securities (and any required amendment or supplement to the Indenture), and (c) the applicable Debt Securities have been duly executed, attested, issued and delivered by duly authorized officers against payment in accordance with such authorization, the Indenture, the applicable Purchase Agreement and applicable law, and duly authenticated by the Trustee in accordance with the Indenture, such Debt Securities (including any Debt Securities duly executed and delivered upon the exchange or conversion of Debt Securities that are exchangeable or convertible into another series of Debt Securities, assuming that such Securities have been duly authorized, issued, paid for and delivered) will be validly issued and will constitute binding obligations of the Company enforceable against the Company in accordance with their terms.

2.	When, as and if (a) any Warrants have been duly authorized and duly established in accordance with applicable law, (b) appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of the Warrant Agreement and the Warrants, (c) the Warrant Agreement has been duly executed and delivered by the Warrant Agent and the Company in accordance with such Company authorization, (d) Warrants with such terms have been duly executed, attested, issued and delivered by the Warrant Agent and/or duly authorized officers of the Company against payment in accordance with such Company authorization, the applicable Purchase Agreement, applicable Warrant Agreement and applicable law, and (e) the Debt Securities, Common Stock and Preferred Stock issuable upon exercise of such Warrants have been duly authorized and reserved for issuance by all necessary corporate or organizational action and, in the case of Warrants to purchase Debt Securities, when the terms of such Debt Securities have been duly authorized and duly established in accordance with the terms of the Indenture, applicable law and the appropriate corporate or organizational action, such Warrants will constitute binding obligations of the Company enforceable against the Company in accordance with their terms.

3.	When, as and if (a) any Rights have been duly authorized and duly established in accordance with applicable law, (b) appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of such Rights, (c) the applicable Rights agreement with such terms have been duly executed, attested, issued and delivered by any applicable Governing Document Counterparty and/or duly authorized officers of the Company against payment in accordance with such Company authorization, the applicable Rights agreement, any certificates representing Rights and applicable law, (d) the Securities issuable upon exercise of such Rights agreement has been duly authorized and reserved for issuance by all necessary corporate or organizational action, and (e) such Rights and such rights agreement will be governed by New York law and will not include any provision that is unenforceable, such Rights agreement will constitute binding obligations of the Company enforceable against the Company in accordance with their terms.

4.	When, as and if (a) any Purchase Contracts have been duly authorized and duly established in accordance with applicable law, (b) appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of such Purchase Contracts, (c) Purchase Contracts with such terms have been duly executed, attested, issued and delivered by any applicable Governing Document Counterparty and/or duly authorized officers of the Company against payment in accordance with such Company authorization, the applicable Purchase Agreement, applicable Purchase Contract and applicable law, and (d) the Securities issuable upon exercise of such Purchase Contracts has been duly authorized and reserved for issuance by all necessary corporate or organizational action, such Purchase Contracts will constitute binding obligations of the Company enforceable against the Company in accordance with their terms.

5.	When, as and if (a) any Units have been duly authorized and duly established in accordance with applicable law, (b) appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of the Units (including a form of certificate evidencing the Units) and the related Unit Agreement, (c) the Unit Agreement has been duly executed and delivered by any applicable Governing Document Counterparty and the Company in accordance with such Company authorization, (d) the Units with such terms have been duly executed, attested, issued and delivered by any applicable Governing Document Counterparty and/or duly authorized officers of the Company against payment in accordance with such Company authorization, the applicable purchase agreement, applicable Unit Agreement and applicable law, and (e) the Common Stock and any other Covered Securities issuable upon exercise of such Units have been duly authorized and reserved for issuance by all necessary corporate or organizational action, such Unit Agreements will constitute binding obligations of the Company enforceable against the Company in accordance with their terms.

The opinions expressed in above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and fraudulent, preferential or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law), including, without limitation, principles limiting the availability of specific performance and injunctive relief.

We express no opinion with respect to the enforceability of (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of broadly or vaguely stated rights; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) restrictions upon non-written modifications and waivers; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency; (xiii) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; and (xiv) any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including federal or state securities law, rule or regulation) or the enforceability of any so called fraudulent conveyance or fraudulent transfer “savings clause” (and any similar provision in any other document or agreement) to the extent such provisions purport to limit the amount of the obligations of any party or the right to contribution of any other party with respect to such obligations. In addition, we express no opinion with respect to (i) whether acceleration of the Debt Securities may affect the collectability of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon, (ii) compliance with laws relating to permissible rates of interest or (iii) the creation, validity, perfection or priority of any security interest or lien.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Reed Smith LLP
REED SMITH LLP